Exhibit 21

Hawaiian Electric Industries Capital Trust I

SUBSIDIARIES OF THE REGISTRANT

The following is the only subsidiary of the registrant as of March 17, 2004. The state of organization is noted in parenthesis.

HEI Preferred Funding, LP (Delaware)